Exhibit 99.1

Brian Meyers Named Chief Financial Officer of
Lincoln Educational Services Corporation

WEST ORANGE, N.J., December 18, 2014 - Lincoln Educational Services Corporation (Nasdaq: LINC)  today announced Brian Meyers has been appointed Executive Vice President and Chief Financial Officer effective January 1, 2015.  Mr. Meyers replaces Cesar Ribeiro who is leaving the Company effective December 31, 2014. Mr. Ribeiro has been on a medical leave of absence since September during which time Mr. Meyers assumed his responsibilities.

Mr. Meyers has more than 25 years of accounting and financial management experience. He joined Lincoln in 2002 and served as the Senior Vice President of Finance and Controller. Prior to joining Lincoln, Mr. Meyers served as Vice President and Controller for Candie’s Inc. and began his career in 1989 with Richard A. Eisner (currently EisnerAmper) a public accounting firm. He is a Certified Public Accountant and holds a B.S. in Accounting from Wagner College.

Shaun McAlmont, Lincoln’s Chief Executive Officer, remarked, "Brian has been an integral part of our financial management leadership for 12 years and during the past three months has clearly demonstrated his capabilities to serve as Chief Financial Officer of Lincoln as we focus the company for the future.  I look forward to working with him in the development and executing of financial strategies that will benefit our students, our corporate partners and our shareholders.  At the same time, we regret Cesar’s departure from Lincoln, although we are fully supportive of his need to refocus his energy on his health. Cesar has made numerous contributions to Lincoln and we have greatly appreciated his dedication and leadership.  We wish him well.”

Mr. Ribeiro commented, “I wish to thank the many great people at Lincoln who strive every day to make it the great Company that it is. I will focus on my health and thus the time has come to start a new chapter in my life.  I will always appreciate my time at Lincoln and wish them the best.”

About Lincoln Educational Services Corporation
Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap. Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: health sciences, automotive technology, skilled trades, hospitality services and business and information technology. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946 and currently operates 31 campuses and 5 training sites in 15 states under 5 brands: Lincoln College of Technology, Lincoln Technical Institute, Euphoria Institute of Beauty Arts and Sciences, Lincoln College of New England and Florida Medical Training Institute. For more information, go to www.lincolnedu.com.